Exhibit 23.2

[KPMG LLP Letterhead]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Citibank (South Dakota), National Association:

We consent to the incorporation by reference in the registration statement (No. 333 -131355) on Form S-3 of the Citibank Credit Card Issuance Trust of our attestation report dated February 28, 2007 with respect to the Trust & Securities department of Deutsche Bank National Trust Company and Deutsche Bank Trust Company Americas’ (collectively the “Company”) assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities and other asset-backed securities, for which the Company provides trustee, securities administration or paying agent services, excluding any publicly issued transactions sponsored or issued by any government sponsored entity as of and for the twelve months ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K of the Citibank Credit Card Issuance Trust.

/s/ KPMG LLP
Chicago, Illinois
March 29, 2007